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                                  Law Offices
                          SCHREEDER, WHEELER & FLINT
                             The Candler Building
                                Sixteenth Floor
                          187 Peachtree Street, N.E.
                         Atlanta, Georgia  30303-1845
                                  ----------
                                (404) 681-3450
                          TELECOPIER: (404) 681-1046



                                  May 16, 1995




Jonathan S. Waller, Esq.                           FAX 312-454-0335
Rosenberg & Liebentritt                            ----------------
Two North Riverside Plaza, Suite 1515
Chicago, Illinois 60606

     Re:   Real Estate Sale Agreement, dated March 22, 1995, for
           Land and Buildings in Land Lot 224, 18th District,
           DeKalb County, Georgia, as previously amended by letter agreement.

Dear Mr. Waller:

    This letter is to constitute a further amendment to the above agreement. The need for the amendment arises due to the fact that the Purchaser's environmental consultant recommended that there should be further environmental inspection and review of the property which has a street address of 2530 Mountain Industrial Boulevard, Tucker, Georgia:

1. The Review Period defined in Subsection 8(B) of the Agreement, shall be extended until May 24, 1995, but the Purchaser's right to terminate the Agreement may be exercised by Purchaser only if an environmental engineer's report or other evidence shows that there is substantial risk of loss or cost due to the presence or likely presence of hazardous materials in or near the building, or that the environmental condition of the property would or may cause problems closing mortgage financing on the property, in which case the Purchaser may cancel the Agreement no later than May 24, 1995 and receive a return of all Earnest Money.

2.  The Closing Date remains as June 16, 1995.

3. Notwithstanding the foregoing, Purchaser shall deposit the Additional Earnest Money with Escrowee on or before May 17, 1995.

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                                  LAW OFFICES
                          SCHREEDER, WHEELER & FLINT


Jonathan S. Waller, Esq.
May 16, 1995
Page 2




    If these changes are acceptable to the Seller, First Capital Income Properties, Ltd. - Series VIII, please sign and return a copy of this letter.

                               Sincerely yours,


                               /s/ Warren O. Wheeler
                               Warren O. Wheeler
                               Attorney for and on behalf of D & B
                               No. 3, Purchaser

Agreed for Seller:

J. S. Waller
- -----------------------
Attorney for Seller


cc:  Ms.  Laura Hardage
     Mr. Brett Irwin